Exhibit 99.01

Neuralstem Announces Issuance of Two U.S. Patents

GERMANTOWN, Md., Sept. 07, 2017 (GLOBE NEWSWIRE) -- Neuralstem, Inc. (Nasdaq:CUR), a biopharmaceutical company developing novel treatments for nervous system diseases, today announced that it has been awarded two additional patents by the United States Patent and Trademark Office (USPTO).  These patents broadly protect methods for using neural stem cells to treat neurodegenerative disorders, a key component of the Company’s platform.

The first new patent, U.S. Patent No. 9,744,194, covers methods of treating neurodegenerative disorders through transplantation of neural stem cells.  The second new patent, U.S. Patent No. 9,750,769, covers neural stem cells engineered to express IGF-1, a neurotrophic molecule with broad therapeutic potential in the treatment of neurodegenerative disorders.

"We have great confidence in the strength of our intellectual property, and these new patents provide additional protection for our platform,” said Rich Daly, Chairman and CEO, Neuralstem.  "Neuralstem now owns or licenses over 20 U.S. and 120 foreign issued and pending patents, and we continue to pursue more in the field of regenerative medicine related to our stem cell technologies and our neurogenic small molecule program.”

About Neuralstem
Neuralstem is a clinical-stage biopharmaceutical company developing novel treatments for nervous system diseases of high unmet medical need.  NSI-189 is a small molecule in clinical development for major depressive disorder (MDD) and in preclinical development for Angelman syndrome, irradiation-induced cognitive impairment, Type 1 and Type 2 diabetes, and stroke.

NSI-566 is a stem cell therapy being tested for treatment of paralysis in stroke, chronic spinal cord injury (cSCI) and Amyotrophic Lateral Sclerosis (ALS).  Neuralstem’s diversified portfolio of product candidates is based on its proprietary neural stem cell technology.

Cautionary Statement Regarding Forward Looking Information
This news release contains “forward-looking statements” made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2016, and Form 10-Q for the three months ended March 31, 2017, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contact:

Kimberly Minarovich Argot Partners (Investor Relations) 212-600-1902 kimberly@argotpartners.com	Lori Rosen LDR Communications (Public Relations) 917-553-6808 lori@ldrcommunications.com